Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Pamela Kohn as Chief Merchandising Officer

DENTON, Texas, September 3, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced Pamela Kohn has been appointed as Senior Vice President, Chief Merchandising Officer, with an expected start date of October 1, 2019.  Ms. Kohn most recently served as Executive Vice President, Chief Merchandising and Marketing Officer for the Family Dollar Division of Dollar Tree, Inc.  Prior to that, she held the same role for The Fresh Market.  Ms. Kohn also worked in a number of executive roles for Walmart, including Merchandising, Sourcing, Supply Chain, Store Operations and Real Estate.

“We are thrilled to have Pam lead our Merchandising Team and to drive our strategy forward.  Pam is a seasoned, successful merchant who is passionate about the customer and who has a proven track record of delivering results.  She will help us continue to build our strong assortment of owned and exclusive brands that differentiate both Sally Beauty and Beauty Systems Group.  Pam brings so much to the table, and I am excited to have her join our senior leadership team and help drive our transformation,” said Chris Brickman, president and chief executive officer.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,089 stores, including 179 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.